Registration No. 333-43023
                                       Filed Pursuant to Rule 424(b)(3)






February 11, 1998



TO THE STOCKHOLDERS OF
     STANDARD MANAGEMENT CORPORATION

     We recently sent you a Joint Proxy Statement/Prospectus dated January 27, 1998 relating to the proposed acquisition of Savers Life Insurance Company by Standard Management Corporation, with Savers Life surviving as a wholly-owned subsidiary of SMC. As the March 3 date of the Special Meetings approaches, both SMC and Savers Life remain enthusiastic about the merger of these two companies and their prospects in a combined operation.

     If you have not already done so, we encourage you to review the proxy statement. Please note that the high and low sales prices for SMC Common Stock for the quarter ended December 31, 1997 should have been $8.375 and $6.50, respectively, instead of $7.00 and $6.563 as reported on page 22 of the proxy statement. We also note that the closing price of SMC Common Stock on February 10, 1998 was $7.125.

     After you have reviewed the proxy statement, please complete, sign, date and return the proxy card mailed to you with the proxy statement, regardless of your plans for attending the meeting in person. This will enable you to vote whether or not you attend the meeting.

     We look forward to seeing you at the Special Meeting.


                              Sincerely,

                              /s/ Ronald D. Hunter

                              Ronald D. Hunter
                              CHAIRMAN, PRESIDENT AND
                              CHIEF EXECUTIVE OFFICER

February 11, 1998



TO THE STOCKHOLDERS OF
     SAVERS LIFE INSURANCE COMPANY

     We recently sent you a Joint Proxy Statement/Prospectus dated January 27, 1998 relating to the proposed acquisition of Savers Life Insurance Company by Standard Management Corporation, with Savers Life surviving as a wholly-owned subsidiary of SMC. As the March 3 date of the Special Meetings approaches, both SMC and Savers Life remain enthusiastic about the merger of these two companies and their prospects in a combined operation.

     If you have not already done so, we encourage you to review the proxy statement. Please note that the high and low sales prices for SMC Common Stock for the quarter ended December 31, 1997 should have been $8.375 and $6.50, respectively, instead of $7.00 and $6.563 as reported on page 22 of the proxy statement. We also note that the closing price of SMC Common Stock on February 10, 1998 was $7.125.

     After you have reviewed the proxy statement, please complete, sign, date and return the proxy card mailed to you with the proxy statement, regardless of your plans for attending the meeting in person. This will enable you to vote whether or not you attend the meeting.

     We look forward to seeing you at the Special Meeting.


                              Sincerely,

                              /s/ Jerry D. Stoltz, Sr.

                              Jerry D. Stoltz, Sr.
                              PRESIDENT AND CHIEF EXECUTIVE OFFICER